SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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First Midwest Bancorp, Inc.
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First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, Illinois 60143
(630) 875-7450

April 6, 2007

Dear Stockholder:

     You are cordially invited to attend the 2007 annual meeting of stockholders of First Midwest Bancorp, Inc. We will hold the meeting on Wednesday, May 16, 2007 at 9:30 a.m. at the Westin Chicago Northwest, 400 Park Boulevard, Itasca, Illinois 60143.

     Enclosed you will find a notice setting forth the business to come before the meeting, proxy statement and proxy card.

     Your vote is important to us. Whether or not you plan to attend the annual meeting your shares should be represented and voted. We encourage you to read the proxy statement and vote your shares at your earliest opportunity. You may vote your shares over the Internet, by telephone or by returning your signed proxy card in the accompanying envelope.

Yours very truly,

John M. O’Meara
President and
Chief Executive Officer

First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, Illinois 60143
(630) 875-7450

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2007

To the Stockholders of
FIRST MIDWEST BANCORP, INC.:

     The 2007 annual meeting of stockholders of First Midwest Bancorp, Inc. will be held at the Westin Chicago Northwest, 400 Park Boulevard, Itasca, Illinois 60143, on Wednesday, May 16, 2007 at 9:30 a.m. The purpose of the meeting is to:

1)	Elect four directors, each for a three-year term; and

2)	Transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

     You are entitled to vote if you were a stockholder of record at the close of business on March 19, 2007.

     To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. Most stockholders have three options for submitting their votes prior to the annual meeting: (1) via the Internet, (2) by phone or (3) by mail. For further details, see “Voting Instructions and Information” in the proxy statement. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves us significant postage and processing costs.

By order of the board of directors:

Barbara E. Briick
Senior Vice President and
Corporate Secretary

April 6, 2007

I.	Introduction	1
	Why am I receiving this proxy statement and proxy card?	1
	What is a proxy?	1
	What does it mean if I receive more than one proxy card?	1
II.	Voting Instructions and Information	2
	Who can vote at the annual meeting?	2
	What is the difference between a “stockholder of record” and a “street name”
	holder?	2
	How do I vote my shares?	2
	Can I vote in person?	2
	What matters will be voted on at the meeting?	2
	Will there be any other items of business on the agenda?	2
	What is the board’s recommendation on how I should vote my shares?	3
	How many votes are required to transact business at the annual meeting?	3
	How are votes counted?	3
	How would my shares be voted if I do not specify how they should be voted?	3
	Can I revoke my proxy or change my vote?	3
	How are abstentions and broker non-votes treated?	3
	How do I vote my shares held in the dividend reinvestment plan?	4
	How do employees vote shares in the employee plans?	4
	What should I do if I want to attend the annual meeting?	4
	Is there a list of stockholders entitled to vote at the annual meeting?	4
	Who will pay the cost of this proxy solicitation?	4
	How do I obtain more information about First Midwest?	5
	How can I communicate with the board of directors?	5
III.	Election of Directors	5
IV.	Board of Directors	6
	Nominees for Director to Serve Until 2010	6
	Directors Continuing to Serve Until 2008	6
	Directors Continuing to Serve Until 2009	7
VI.	Information About the Board of Directors	7
	Meetings	7
	Executive Sessions	7
	Committees	8
	Audit Committee	8
	Compensation Committee	8
	General	8
	Scope of Authority	8
	The Committee’s Processes and Procedures	8
	Nominating and Corporate Governance Committee	9
	General	9
	Nomination Process	9
VI.	Security Ownership of Certain Beneficial Owners & Management	11
	Management Ownership	11

	Other Security Ownership	12
VII.	Compensation Committee Report	13
VIII.	Executive Compensation	13
	Compensation Discussion and Analysis	13
	Overview and Objectives	13
	Elements of Our Executive Compensation Program	14
	Base Salary	14
	Short-Term Incentive Plan Compensation	14
	Option Awards	15
	Discretionary Cash Bonus	16
	Stock Awards	16
	Other Compensation	17
	Policy Regarding Code Section 162(m)	17
	2006 Summary Compensation Table	18
	2006 Grants of Plan-Based Awards	20
	Outstanding Equity Awards at Fiscal Year-End 2006	22
	2006 Option Exercises and Stock Vested	24
	Pension Benefits	24
	2006 Pension Benefits	25
	Nonqualified Deferred Compensation	26
	Nonqualified Retirement Plan	26
	Nonqualified Stock Option Gain Deferral Plan	26
	Distributions	27
	2006 Nonqualified Deferred Compensation	27
	Potential Payments Upon Termination or Change in Control	28
	Overview	28
	Voluntary Resignation	29
	Discharge for Cause	29
	Death or Disability	29
	Discharge Not For Cause; Resignation Due to Constructive Discharge	30
	Change in Control	31
	Director Compensation	32
	Cash Compensation	32
	Equity-Based Compensation	33
	Deferred Compensation Plan for Non-Employee Directors	33
	2006 Director Compensation	34
	2007 Director Compensation	35
IX.	Audit Committee Report	35
X.	Other Matters	36
	Section 16(a) Beneficial Ownership Reporting Compliance	36
	Certain Relationships and Related Transactions	36
	Compensation Committee Interlocks and Insider Participation	36
	Other Transactions	36
	Review of Related Person Transactions	36
	Independent Auditors	37

Independent Auditor Fee Information	38
Other Auditors	38
Code of Ethics and Standards of Conduct	38
Incorporation by Reference	39
Stockholder Proposals	39
Notice of Business to Be Conducted at the Meeting	39

First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, Illinois 60143
(630) 875-7450

PROXY STATEMENT
FOR ANNUAL MEETING TO BE HELD ON MAY 16, 2007

I.   INTRODUCTION

     This proxy statement, the accompanying proxy card and the 2006 annual report to stockholders are being mailed on or about Friday, April 6, 2007. The board of directors of First Midwest Bancorp, Inc. is soliciting your proxy to vote your shares at the 2007 annual meeting of stockholders to be held May 16, 2007 at 9:30 a.m. at the Westin Chicago Northwest, 400 Park Boulevard, Itasca, Illinois 60143 and at any adjournments or postponements of that meeting. The board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the meeting.

     In this proxy statement, unless otherwise indicated, the words “the company,” “First Midwest,” “we,” “our,” and “us” refer to First Midwest Bancorp, Inc.

Why am I receiving this proxy statement and proxy card?

     You are receiving a proxy statement and proxy card from us because on March 19, 2007, the record date for determining stockholders entitled to vote at the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by stockholders at the annual meeting. It also gives you information on these matters to assist you in voting your shares.

What is a proxy?

     A proxy is your legal designation of another person to vote on your behalf. When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the annual meeting. The proxy holder will vote your shares as you have instructed on the proxy card, ensuring that your shares will be voted whether or not you attend the meeting. If you do not specify how you would like your shares voted, the proxy holder will vote your shares FOR the election of the director nominees described below and in their discretion on any other matter that may come before the annual meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting.

What does it mean if I receive more than one proxy card?

     If you receive multiple cards, you hold your shares in more than one account. To ensure that all your shares are voted, sign and return each card. If you vote on the Internet or by telephone, you will need to vote once for each proxy card and voting instruction card you receive.

II.   VOTING INSTRUCTIONS AND INFORMATION

Who can vote at the annual meeting?

     You are entitled to receive notice of the annual meeting and to vote or direct the voting of your shares of First Midwest common stock if you were a stockholder of record at the close of business on March 19, 2007, the record date for the annual meeting. On that date, there were 49,744,000 shares of common stock outstanding. Each share of common stock is entitled to one vote.

What is the difference between a “stockholder of record” and a “street name” holder?

     These terms describe how your shares are held. If your shares are registered with our transfer agent, Mellon Investor Services, you are a “stockholder of record.” If your shares are held in the name of a brokerage firm, bank, trust company or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

     If you are a “stockholder of record”, you have several choices. You can vote your proxy:

  By marking, signing and mailing the enclosed proxy card in the envelope included with these materials;

  By telephone; or

  Via the Internet.

     Please refer to the proxy card for specific voting instructions.

     If you hold your shares in street name as described above, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides you. Most brokers offer voting by mail, telephone and on the Internet.

Can I vote in person?

     If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, telephone or on the Internet even if you plan to attend the meeting.

What matters will be voted on at the meeting?

     You are being asked to vote on the election of four directors, each for a three-year term.

Will there be any other items of business on the agenda?

     We do not expect any other items of business to be voted on by the stockholders because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy on such matters in accordance with their best judgment.

What is the board’s recommendation on how I should vote my shares?

     The board recommends that you vote FOR the election of all four director nominees.

How many votes are required to transact business at the annual meeting?

     A quorum is required to transact business at the annual meeting. The holders of a majority of the outstanding shares of common stock as of March 19, 2007, the annual meeting record date, must be present in order to hold the meeting. Shares are counted as being present at the meeting if you appear in person at the meeting or if you vote your shares by telephone, over the Internet or by mailing in your proxy card. Abstentions and broker non-votes are treated as present for quorum purposes.

How are votes counted?

     For the proposal to elect directors, you may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more nominees. In an uncontested election, a majority of the votes cast FOR or AGAINST the election of a director must be voted FOR the director in order for the director to be elected. A vote to ABSTAIN is not treated as a vote FOR or AGAINST a nominee, and thus will have no effect on the outcome of the vote. A director who fails to receive a majority FOR vote will be required to tender his or her resignation to the board of directors for consideration by the board in accordance with our by-laws. See the “Election of Directors” section for more information on our by-law provision relating to majority voting for directors.

How would my shares be voted if I do not specify how they should be voted?

     If you sign and return your proxy card without indicating how you want your shares voted, the proxies appointed by the board will vote your shares FOR the election of all four director nominees and in their discretion on any other matters which may come before the annual meeting.

Can I revoke my proxy or change my vote?

     You may revoke your proxy or substitute a new proxy at any time before your proxy is voted at the annual meeting by:

  Submitting a new proxy through the Internet or by telephone; or

  Executing and mailing a proxy card with a later date; or

  Sending a written statement of revocation to the corporate secretary of First Midwest; or

  Voting in person at the annual meeting (except for shares held in our employee benefit plans).

How are abstentions and broker non-votes treated?

     The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter (a broker “non-vote”), those shares will not be considered as present and entitled to vote with respect to that matter, although they will be counted as present for purposes of determining a quorum. If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm may either leave your shares unvoted or vote your shares on routine matters in its discretion. The proposal relating to the election of directors should be treated as a routine matter.

How do I vote my shares held in the Dividend Reinvestment Plan?

     If you hold shares in the dividend reinvestment plan, you will receive a single proxy card covering both the shares of common stock credited to your dividend reinvestment account and the shares you own of record outside the plan. If you do not provide voting directions for your shares held in the dividend reinvestment plan, they will not be voted.

How do employees vote shares in the Employee Plans?

     If an employee participates in the First Midwest Bancorp Stock Option Gain Deferral Plan, the First Midwest Common Stock Fund under the First Midwest Bancorp Savings and Profit Sharing Plan or the First Midwest Bancorp Nonqualified Retirement Plan or the dividend reinvestment plan, they will receive a single proxy card for all accounts registered in the same name. If the accounts are registered in different names, a separate proxy card for each account will be received.

     The trustees under the employee plans are the record owners of all shares of common stock held for the employees in the plans. The trustees will vote the shares held for the account of each employee in accordance with the instructions received from that employee. To obtain the employee voting instructions, the trustees will forward this proxy statement and an instruction card to each employee plan participant. The participants may instruct the plan trustees over the Internet, by telephone or by mail. If no voting instructions are received by the trustees, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received. Because the employees are not the record owners of the related shares, the employees may not vote the shares in person at the annual meeting.

What should I do if I want to attend the annual meeting?

     All stockholders of record must bring an acceptable form of identification, such as a driver’s license, in order to attend the annual meeting in person.

     In addition, if you hold shares in “street name” and would like to attend our annual meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on March 19, 2007, the record date for voting. In order to vote at the annual meeting, you will also need a valid “legal proxy,” which you can obtain by contacting your account representative at the broker or other nominee through which you hold your shares.

Is there a list of stockholders entitled to vote at the annual meeting?

     A list of the stockholders of record as of March 19, 2007, the record date, will be available for inspection at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our executive offices at One Pierce Place, Itasca, Illinois. If you are interested in inspecting the list, contact Barbara E. Briick, our corporate secretary.

Who will pay the cost of this proxy solicitation?

     We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to soliciting proxies by mail, proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, electronic communication or facsimile transmission without additional compensation. We may also engage a firm to assist with the solicitation of proxies and would pay the customary fees and expenses of any such firm. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to beneficial owners of our stock.

How do I obtain more information about First Midwest?

     A copy of our 2006 Annual Report to stockholders is enclosed. You also may obtain, free of charge, a copy of our Code of Ethics and Standards of Conduct, Code of Ethics for Senior Financial Officers, Related Person Transaction Policy and the charters of our Audit, Compensation and Nominating and Corporate Governance Committees by writing to the attention of Investor Relations at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143 or e-mail: investor.relations@firstmidwest.com. All of these documents are also available in the investor relations section on our website at www.firstmidwest.com.

How can I communicate with the board of directors?

     You can communicate with our board of directors by sending a letter addressed to our board of directors or a specific director to the Office of the Corporate Secretary, First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois, 60143. Each communication intended for the Board and received by our corporate secretary that is related to the operation of First Midwest and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures.

III.   ELECTION OF DIRECTORS

     Our board of directors currently has twelve members and is divided into three classes of equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. At this year’s annual meeting, stockholders will elect four individuals to serve as directors. This year the nominees are: Vernon A. Brunner, Brother James Gaffney, John L. Sterling and J. Stephen Vanderwoude.

     Each of the nominees for director is currently a director of First Midwest whose term expires in 2007 and who has been nominated for election for a term to end at the 2010 annual meeting of stockholders or until his successor is elected and qualified. Each of the nominees has agreed to serve as director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the board of directors. Alternatively, the board of directors, at its option, may reduce the number of directors constituting the board.

     During 2006, our board of directors approved an amendment to our Amended and Restated By-laws to change the vote standard for the election of directors. Under the amended by-law provision, in an uncontested election, each director is elected by a majority of the votes cast with respect to the director. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In a contested election, directors is elected by a plurality vote.

     In addition, if a nominee who already serves as a director is not elected, the director shall tender his or her resignation to the board. The nominating and corporate governance committee will make a recommendation to the board on whether to accept or reject the resignation, or whether other action should be taken. The board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the nominating and corporate governance committee’s recommendation or the board’s decision.

The board of directors recommends a vote FOR the election of Vernon A. Brunner, Brother James Gaffney, John L. Sterling and J. Stephen Vanderwoude.

IV.   BOARD OF DIRECTORS

NOMINEES FOR DIRECTOR TO SERVE UNTIL 2010

Vernon A. Brunner, 66 (Director since 2006). Mr. Brunner is president and chief executive officer of Brunner Marketing Solutions, LLC, Lake Forest, Illinois (a consultant in marketing and distribution of pharmaceutical and consumer products). Prior to 2001, he was executive vice president marketing and director of Walgreen Co. The board of directors has determined that Mr. Brunner is “independent” as defined by the listing standards of The Nasdaq Stock Market. Mr. Brunner previously served on our board of directors from 1997-2005.

Brother James Gaffney, FSC, 64 (Director since 1998) Since 1988, Brother James Gaffney has served as president of Lewis University, Romeoville, Illinois (an independent private institution of higher education). The board of directors has determined that Brother Gaffney is “independent” as defined by Nasdaq’s listing standards.

John L. Sterling, 63 (Director since 1998) Since 1990, Mr. Sterling has served as president and is owner of Sterling Lumber Company, Blue Island, Illinois (a lumber distributor). The board of directors has determined that Mr. Sterling is “independent” as defined by Nasdaq’s listing standards.

J. Stephen Vanderwoude, 63 (Director since 1991) Since 1996, Mr. Vanderwoude has served as chairman and chief executive officer of Madison River Communications, Mebane, North Carolina (an operator of rural telephone companies). He is a director of Centennial Communications. The board of directors has determined that Mr. Vanderwoude is “independent” as defined by Nasdaq’s listing standards.

DIRECTORS CONTINUING TO SERVE UNTIL 2008

Thomas M. Garvin, 71 (Director since 1989) Mr. Garvin retired in 2001 as president and chief executive officer of G.G. Products Company, Oakbrook, Illinois (a food business acquirer). The board of directors has determined that Mr. Garvin is “independent” as defined by Nasdaq’s listing standards. In accordance with board policy, Mr. Garvin submitted his resignation when he reached age 70 on December 31, 2005, but the board suspended the retirement policy as it applied to Mr. Garvin until December 31, 2007.

John M. O’Meara, 61 (Director since 1982) Mr. O’Meara has served as president and, since January 1, 2003, chief executive officer of First Midwest. He also serves as chairman and chief executive officer of First Midwest Bank, a wholly owned subsidiary of First Midwest. Previously, he was president and chief operating officer of First Midwest. He is the brother of Robert P. O’Meara.

John E. (Jack) Rooney, 64 (Director since 2005) Since 2000, Mr. Rooney has served as the president and chief executive officer of U.S. Cellular Corporation, Chicago, Illinois (a cellular communications provider). Mr. Rooney has also served as a director of U.S. Cellular since 2000. The board of directors has determined that Mr. Rooney is “independent” as defined by Nasdaq’s listing standards.

Ellen A. Rudnick, 56 (Director since 2005) Since 1999, Ms. Rudnick has served as the executive director of the Michael Polsky Center for Entrepreneurship at the University of Chicago Graduate School of Business. She currently serves on the board of directors of Liberty Mutual Insurance, Patterson Companies and HMS Holdings, Corp. The board of directors has determined that Ms. Rudnick is “independent” as defined by Nasdaq’s listing standards.

DIRECTORS CONTINUING TO SERVE UNTIL 2009

Bruce S. Chelberg, 72 (Director since 1989) Mr. Chelberg retired in 2000 as chairman and chief executive officer of Whitman Corporation, Rolling Meadows, Illinois (a diversified, multinational holding company). He is a director of Snap-On Tools Corporation and Northfield Laboratories, Inc. The board of directors has determined that Mr. Chelberg is “independent” as defined by Nasdaq’s listing standards. In accordance with board policy, Mr. Chelberg submitted his resignation when he reached age 70 on August 14, 2004, but the board suspended the retirement policy as it applied to Mr. Chelberg until December 31, 2007.

Joseph W. England, 66 (Director since 1986) Mr. England retired in 2000 as senior vice president of Deere & Company, Moline, Illinois (a mobile power equipment manufacturer). He is a director of Winnebago Industries. The board of directors has determined that Mr. England is “independent” as defined by Nasdaq’s listing standards.

Patrick J. McDonnell, 63 (Director since 2002) Since July 2000, Mr. McDonnell has served as the president and chief executive officer of The McDonnell Company LLC, Lake Forest, Illinois (a business consulting company). Previously, Mr. McDonnell served as director of global assurance for PriceWaterhouseCoopers LLP, an accounting firm, and vice chairman of business assurance for its predecessor, Coopers & Lybrand, LLP. The board of directors has determined that Mr. McDonnell is “independent” as defined by Nasdaq’s listing standards.

Robert P. O’Meara, 69 (Director since 1982) Mr. O’Meara is chairman of the board and served as chief executive officer of First Midwest from 1987 through 2002. He is the brother of John M. O’Meara.

V.   INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings

     Our board of directors held five meetings during 2006. Each director attended at least 75% of the aggregate of the total number of meetings held by the board and of all committees of the board on which he or she served.

     Additionally, we encourage each member of the board to attend the annual meeting of stockholders. With the exception of Mr. John M. O’Meara who was unable to attend as a result of having undergone a medical procedure, all of our directors attended the 2006 annual meeting.

Executive Sessions

     Our “independent” directors (as defined by Nasdaq’s listing standards) met by themselves four times in 2006. The “independent” directors plan to meet by themselves four times in 2007.

Committees

     Our board has established three standing committees: Audit, Compensation and Nominating and Corporate Governance Committees.

Audit Committee

     The current members of the audit committee are: Joseph W. England, Chairman, Bruce S. Chelberg, Patrick J. McDonnell, John E. Rooney and J. Stephen Vanderwoude. All members of the audit committee are “independent” directors as defined by Nasdaq’s listing standards. The board has determined that Patrick J. McDonnell meets the criteria of an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

     The audit committee operates pursuant to a written charter, which was revised in February 2007. Pursuant to the charter, the audit committee is charged with assisting the board in its oversight of the integrity of our financial statements and systems of internal control over financial reporting; compliance with legal and regulatory requirements relating to financial reporting and disclosure; the independence and qualifications of the independent auditors; and the performance of the independent auditors and our internal audit function. A copy of the charter is available on our website at www.firstmidwest.com. The audit committee report is set forth on page 35 of this proxy statement. The audit committee met eleven times in 2006. The audit committee meets in executive session following each regular meeting.

Compensation Committee

General

     The current members of the compensation committee are: J. Stephen Vanderwoude, Chairman, Vernon A. Brunner, Thomas M. Garvin and John L. Sterling. All members of the compensation committee are “independent” directors as defined by Nasdaq’s listing standards.

Scope of Authority

     The function of the compensation committee is to determine and recommend to the board the compensation of our directors, chief executive officer and other executive officers and to review the propriety of our compensation and benefits programs. The compensation committee operates pursuant to a written charter that outlines these and other responsibilities and processes of the compensation committee. The charter is available on our website at www.firstmidwest.com.

The Committee’s Processes and Procedures

  Meetings. The compensation committee met five times in 2006. Committee agendas are established in consultation with the committee chairman.

  Role of Independent Consultant. The compensation committee has the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of executive compensation and to approve the consultant’s fees and retention terms. The compensation committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In accordance with the authority provided under its charter, the compensation committee retained the services of Deloitte Consulting, a compensation consultant, to provide analysis and advice on various matters relating to the compensation of our executive officers and directors. Deloitte does not perform any other services for the company.

  Role of Executive Officers and Management. In consultation with the chief executive officer, the chief financial officer and employee resources director, the compensation committee formulate recommendations on matters of compensation philosophy, plan design and compensation recommendations for executive officers (other than with respect to the chief executive officer as to whom the compensation committee has sole responsibility for such matters). The chief executive officer provides the compensation committee with a performance assessment and compensation recommendation for each of the other named executive officers. The chief executive officer and chief financial officer generally attend committee meetings but are not present for the executive sessions or for any discussion of their own compensation.

  Delegation of Authority. From time to time the compensation committee may delegate authority to the retirement plan committee, chief executive officer, chief financial officer or the employee resources director to fulfill certain administrative duties regarding the compensation programs.

     Additional information on the compensation committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis beginning on page13.

Nominating and Corporate Governance Committee

General

     The current members are Bruce S. Chelberg, Chairman, Brother James Gaffney, Thomas M. Garvin and Ellen A. Rudnick. All members of the nominating and corporate governance committee are “independent” directors as defined by Nasdaq’s listing standards. The nominating and corporate governance committee operates pursuant to a written charter, which is available on our website at www.firstmidwest.com. The nominating and corporate governance committee met four times in 2006. The nominating and corporate governance committee regularly meets in executive session.

Nomination Process

     The nominating and corporate governance committee will review all proposed nominees, including those proposed by stockholders, for vacancies on the board in accordance with the nominating and corporate governance committee charter. The nominating and corporate governance committee’s process for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews those directors’ overall service to First Midwest during their term, including the number of meetings attended, their level of participation and the quality of performance. In the case of new director candidates, the nominating and corporate governance committee first determines whether the nominee is “independent” as defined by Nasdaq’s listing standards. In reviewing candidates, the nominating and corporate governance committee takes those factors into consideration as it deems appropriate, which may include judgment, skill, diversity, experiences with businesses and organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board and any of its committees.

     The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage a professional search firm if it deems appropriate. We paid a fee in 2006 to a third-party to identify or assist in identifying or evaluating potential nominees.

     The nominating and corporate governance committee then meets to discuss and consider such candidate’s qualifications and decides whether to recommend a candidate to the full board.

     Each nominee standing for election is currently a member of the board.

     The nominating and corporate governance committee will consider candidates for director recommended by stockholders provided that the procedures set forth below are followed. The nominating and corporate governance committee does not currently intend to change the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not a candidate was recommended by a stockholder.

     For a stockholder to submit a candidate for consideration by the nominating and corporate governance committee, a stockholder must notify the Office of the Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois, 60143. In addition, First Midwest’s Restated Certificate of Incorporation permits stockholders to nominate directors at a stockholder meeting. To make a director nomination at the 2008 annual meeting, a stockholder must notify the corporate secretary of First Midwest no later than January 15, 2008. In either case, the notice must meet all of the requirements contained in our Restated Certificate of Incorporation.

     The notice must set forth:

  The name, age, business address and residence address of the proposed nominee;

  The principal occupation or employment of the proposed nominee;

  Any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

  Any other information the stockholder believes is relevant concerning the proposed nominee;

  A written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

  Whether the proposed nominee is going to be nominated at the annual meeting of stockholders or is only being provided for consideration by the nominating and corporate governance committee;

  The name and record address of the stockholder who is submitting the notice;

  The class or series and number of shares of voting stock of First Midwest that are owned of record or beneficially by the stockholder who is submitting the notice;

  A description of all arrangements or understandings between the stockholder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the stockholder who is submitting the notice; and

  If the stockholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of stockholders, a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice.

VI.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

Management Ownership

     The following table sets forth the number and percentage of shares of our common stock that were beneficially owned by each director, nominee for director, each named executive officer included in the Summary Compensation Table and by all directors and executive officers as a group as of March 19, 2007. Except as otherwise indicated, the persons listed have sole voting and investment power.

			Percent of
Beneficial Owner	Number of Shares (1)(2)		Class
Vernon A. Brunner	24,568
Bruce S. Chelberg	53,581		*
Mark M. Dietrich	17,436		*
Joseph W. England	34,637		*
Brother James Gaffney	20,426	(3)	*
Thomas M. Garvin	50,371	(4)	*
Patrick J. McDonnell	22,846		*
John M. O’Meara	671,370	(5)	1.3%
Robert P. O’Meara	666,523		1.3%
John E. Rooney	10,963		*
Ellen A. Rudnick	5,287		*
Thomas J. Schwartz	194,726	(6)	*
Michael L. Scudder	86,725	(7)	*
John L. Sterling	101,290		*
J. Stephen Vanderwoude	33,807		*
Janet M. Viano	77,447	(8)	*
All directors and executive officers as a group (19 persons)	2,247,534	(9)	4.5%

*	Less than 1%

(1)	Includes the following shares subject to options exercisable within 60 days after March 19, 2007: Mr. Brunner, 16,916 shares; Mr. Chelberg, 22,363 shares; Mr. Dietrich, 7,638 shares; Mr. England, 22,363 shares; Brother Gaffney, 20,328 shares; Mr. Garvin, 13,401 shares; Mr. McDonnell, 12,346 shares; Mr. John O’Meara, 199,895 shares; Mr. Robert O’Meara, 8,221 shares; Mr. Rooney, 5,955 shares; Ms. Rudnick, 4,287 shares; Mr. Schwartz, 66,600 shares; Mr. Scudder, 71,136 shares; Mr. Sterling, 16,058 shares; Mr. Vanderwoude, 18,032 shares; and Ms. Viano, 53,474 shares.

(2)	Some of our directors and officers have deferred cash compensation (in the form of phantom shares) or stock option gains (in the form of common stock equivalents) under our deferred compensation plans. Some of these deferred amounts will be paid out in shares of our common stock upon the directors’ or officers’ retirement or other termination of employment or service with First Midwest. The number of shares to which the directors and officers would be entitled had their employment or service with First Midwest terminated as of March 19, 2007, is included in the table, as follows: Mr. Brunner, 2,220 shares; Mr. Dietrich, 7,659 shares; Mr. England, 1,218 shares; Mr. Garvin, 23,165 shares; Mr. John O’Meara, 234,902 shares; Mr. Robert O’Meara, 178,079 shares; Mr. Rooney, 2,088 shares; Mr. Schwartz, 84,025 shares; Mr. Scudder, 4,994 shares; Mr. Vanderwoude, 8,682 shares; and Ms. Viano, 6,712 shares. The directors and officers have voting and investment power for the phantom shares and voting power but no dispositive power for the common stock equivalent shares.

(3)	Includes 98 shares as to which Brother Gaffney disclaims beneficial ownership.

(4)	Includes 13,805 shares held in a margin account.

(5)	Includes 119,785 shares held in the company’s savings and profit sharing plan, and excludes 14,276 restricted stock units subject to future vesting conditions as to which Mr. John O’Meara has no voting or investment power.

(6)	Includes 1,066 shares held in the company’s savings and profit sharing plan, and 4,384 shares of restricted stock subject to future vesting conditions as to which Mr. Schwartz has voting power but no dispositive power. Includes 12,573 shares held in a margin account.

(7)	Includes 4,853 shares held in the company’s savings and profit sharing plan, and 3,379 shares of restricted stock subject to future vesting conditions as to which Mr. Scudder has voting power but no dispositive power.

(8)	Includes 13,332 shares held in the company’s savings and profit sharing plan, and 1,401 shares of restricted stock subject to future vesting conditions as to which Ms. Viano has voting power but no dispositive power.

(9)	Includes: 149,523 shares held in our savings and profit sharing plan, for the accounts of certain executive officers; 12,717 shares of restricted stock which are subject to future vesting conditions; 579,029 shares payable to certain directors and executive officers pursuant to our deferred compensation plans; and 690,851 shares subject to options exercisable within 60 days after March 19, 2007.

Other Security Ownership

     The following table identifies each person or group known to us as of March 19, 2007 to beneficially own more than five percent (5%) of our outstanding common stock.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class
BlackRock, Inc. (1)	4,471,826 shares	8.95%
40 East 52nd Street
New York, NY 10022

Barclays Global Investors, N.A. (2)	2,564,665 shares	5.13%
45 Fremont Street
San Francisco, CA 94105

(1)	This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007 by BlackRock, Inc. and a group of affiliated entities which reported sole voting and dispositive power as of December 31, 2006 of the aggregate shares reported in the table above.

(2)	This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007 by Barclays Global Investors, NA. and a group of affiliated entities, which reported sole voting and dispositive power as of December 31, 2006, as follows: (i) Barclays Global Investors, NA., sole voting power as to 903,814 shares and sole dispositive power as to 1,014,617 shares; (ii) Barclays Global Fund Advisors, sole voting power and sole dispositive power as to 1,518,150 shares; and (iii) Barclays Global Investors, LTD, sole voting power and sole dispositive power as to 31,898 shares.

VII.   COMPENSATION COMMITTEE REPORT

     The compensation committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K with management. Based on such review and discussion, we have recommended to the board that the following Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and this proxy statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of First Midwest’s Board of Directors

     J. Stephen Vanderwoude, Chairman
     Vernon A. Brunner
     Thomas M. Garvin
     John L. Sterling

VIII.   EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

     This section provides information and perspective regarding the compensation program for our senior executive officers and the narrative and tables following this discussion.

Overview and Objectives

     Our primary objectives with respect to executive compensation are several:

  to attract and retain the most qualified executive talent,

  to align cash and equity compensation programs with the achievement of measurable corporate and individual performance objectives, and to synchronize executive incentives with the creation of value for our stockholders.

     Our executive compensation program – total cash compensation and long-term compensation - has delivered approximately peer median level compensation over the period 2001 to 2005, although our relative performance placed us above the median among our peers.

     We measure our performance against a peer group of fourteen banking companies whose business lines are similar to ours, who operate primarily in larger, urban centers like we do and whose market capitalization creates an array in which our market capitalization represents the approximate median value. For 2006, this peer group consisted of the companies identified in the footnote below (1). Our relative performance is measured on multiple factors focusing heavily on three indicators frequently used to assess a banking company’s results: return on assets, earnings per share and loan portfolio quality.
____________________
(1) AMCORE Financial, Inc., Cullen/Frost Bankers, Inc., First Commonwealth Financial Corporation, Fulton Financial Corp, Greater Bay Bancorp, MB Financial, Inc., Provident Bankshares Corporation, Sky Financial Group, Inc., Susquehanna Bancshares Inc, Texas Regional Bancshares Inc, UCBH Holdings Inc, Whitney Holding Corp, Wilmington Trust Corp and Wintrust Financial Corporation

     In formulating our approach to compensation over the past decade, the compensation committee has been advised by several compensation consulting firms. Over the most recent five years, the compensation committee has had a relationship with Deloitte Consulting. Deloitte has in-depth knowledge of our business and the competitive environment for executive talent. Deloitte has consulted with us on peer group analysis and program design.

     In addition, the compensation committee has also periodically relied upon the work and counsel of Keefe, Bruyette & Woods, an investment banking firm with specific expertise evaluating companies in the banking industry, in the establishment of financial performance measures. Keefe, Bruyette and Woods has provided financial advisory and underwriting services to the company.

     Working at the direction of the compensation committee, Deloitte recommended the performance-awarded restricted stock program adopted by the compensation committee during 2006. Deloitte has also actively reviewed the workings of the remaining compensation programs as part of their ongoing work.

Elements of Our Executive Compensation Program

     Our executive compensation program is broken out into the following components:

Base Salary

     Base salary is set based upon the responsibilities of the executive taking into account competitive market compensation paid by other companies for positions of similar responsibility. Median salary levels are targeted for each position. These base salaries are reviewed annually. The chief executive officer recommends changes for his direct reports directly to the compensation committee. Chief executive officer pay is set directly by the compensation committee and recommended to the full board of directors for approval. The targeted budget for changes in base compensation effective January 1, 2007 was four percent.

Short-Term Incentive Plan Compensation

     Executive officers are participants in our short-term incentive compensation, or STIC, program which ties cash bonuses to the achievement of our annual performance goals and individual performance. First adopted more than fifteen years ago, this program works in conjunction with base compensation and nonqualified stock options for delivery of median level compensation for median level performance. The company performance element of the STIC program is keyed to two metrics, financial performance and loan portfolio quality.

     The principal program driver is actual performance against annual net income and loan portfolio quality performance targets established by the compensation committee. Target payout level is predicated on achievement of net income levels reflective of achieving peer group median return on average assets weighted as seventy-five percent and maintenance of loan portfolio quality levels relative to peer group medians weighted at twenty-five percent. Peer group data used for purposes of establishing target payout levels is based upon prior full and year-end data. Target payouts are set at sixty percent of base salary for the chief executive officer and forty percent for the remaining executive officers, in keeping with the overall compensation target for these executives. Final payouts may be as little as zero and as high as one hundred fifty percent of target, depending upon actual performance and personal performance ratings. In 2006, the payout as a percentage of target was 120% for financial performance as net income represented a return on average assets of 1.42% compared to the peer group median of 1.21% used in setting the target net income level. The payout for loan portfolio quality performance was 127.5% of target for 2006, reflecting continued loan portfolio quality levels above peer medians as year-end non-performing assets plus ninety-day and accruing loans represented 0.63% of total loans, compared to the peer group median of 0.76% used in setting the target loan portfolio quality performance level.

     The compensation committee anticipates establishing financial performance goals and individual target payout percentages for the 2007 STIC program on the same basis as used in 2006.

Option Awards

     We make nonqualified stock option awards to executive level officers with the intent to provide a vehicle for equity ownership in alignment with the interests of our stockholders. Options are granted annually at the discretion of the compensation committee based upon the recommendation of the chief executive officer for his direct reports and at the discretion of the compensation committee for the chief executive officer. Target award levels are in line with the overall targeted compensation level for the individual executive. The chief executive officer award is targeted at a value of one hundred percent of base pay. Other executive level officers are targeted at fifty-five percent of base pay. Individual awards can vary from zero to one hundred twenty-five percent of the target award level based upon assessment of the executive’s personal performance.

     The options are granted on the day of the February board of directors meeting following acceptance by the board of awards approved by the compensation committee at its meeting held the day before. The February board meeting generally occurs mid-month, approximately four weeks after we have announced year-end financial results. In accordance with our omnibus stock and incentive plan, the exercise price for the shares is the average of the high and low trading prices on the date of grant. Nonqualified stock options were granted to the executive officers upon the recommendation of the compensation committee at the regularly scheduled board of directors meeting conducted in February 2006 and in February 2007. Options for 502,547 shares in the aggregate were awarded in 2006; 462,651 in 2007. The chief executive officer received 65,606 options in February 2007 compared with 71,086 options in 2006.

     Options may be exercised by tendering previously owned shares for payment of the exercise price. In order to preserve the option holder’s equity position and to encourage retention of the shares acquired, so-called “reload” stock options are automatically granted when the option is exercised in this manner. The strike price of the reload option is the average of that day’s high and low trading prices. The reload option is exercisable during the remaining term of the underlying option and only for so long as the option holder does not sell any shares within six months after the reload grant and retains the shares acquired upon exercise. The ability to defer receipt of the shares until termination of employment is also available to facilitate retention of the shares acquired.

     We have not adopted formal equity ownership guidelines for our executives, as senior members of management have generally been significant owners of the company’s stock. For example, our chief executive officer is the owner of more than 670,000 shares both directly and indirectly through benefit programs.

Discretionary Cash Bonus

     Discretionary cash bonuses may be paid from time to time to executive level officers. These payments are the exception and not the rule. When awarded, these bonuses come from a special compensation pool established as a result of an unusual or nonrecurring corporate activity such as a significant corporate acquisition. The awards are generally in the form of cash stipends without regard to base compensation levels. In 2006, two executive officers received $5,000 each under such a program in recognition of their leadership role in the Bank Calumet transaction.

Stock Awards

     As a result of its on-going review of our executive compensation program, the compensation committee noted that although the program is intended to deliver above median level compensation for above median level performance, the executive compensation program had, in fact, fallen short of this goal over the period 2001-2005. With the assistance of Deloitte, the compensation committee implemented a new performance-awarded restricted stock, or PARS, program during 2006 designed to deliver above-median compensation for above-median performance. Different from the other elements of the executive compensation program which are geared to median values and median payouts, these restricted stock awards are made only if our performance, as measured by core return on assets(2), or core ROA, exceeds the seventy-fifth percentile of peer performance as measured by core ROA. If we exceed this threshold, then the participants will be eligible to receive an award to the extent our core earnings per share(2) growth, or core EPS growth, over the period is above median peer levels based on the following table:

Core Earnings Per
Share Growth
FMBI Performance	Upper Limit as a
to Peer	% of Target Grant
Percentile	Value
75th	100%
70th	80%
65th	60%
60th	40%
55th	20%
Median	0%

     Targeted percentages for awards range from one hundred percent of base pay for the chief executive officer, fifty percent for the next two highest paid executive officers and thirty percent for all other executive officers. The resultant dollar amount is converted to First Midwest Bancorp common stock on the day of the grant based on the average of high and low trading prices on that date. For continuing incentive and retention purposes, these shares are subject to a two-year vesting schedule calling for fifty percent vesting on each of the first and second anniversaries of the grant date. The initial PARS were awarded by the compensation committee in August 2006. Based upon 2005 core ROA and core EPS growth compared to peers, grants at eighty-four percent of target values were made.
____________________
(2) For purposes of calculating core return on assets and core earnings per share, a core net income component is used and defined as net income before extraordinary items less the after-tax portion of gains or losses on sale of investment securities and nonrecurring items, applying a tax rate of 35%.

     The compensation committee will next consider the grant of PARS awards at its May 2007 meeting, based on a two-year measurement period ending in December 2006. In February 2007, the compensation committee established the targets for PARS grants in 2008, which are to be based on a three-year measurement period ending December 2007.

Other Compensation

     Executive officers are eligible to participate in a range of other benefit programs which the company sponsors for its employees or officers generally. These programs are reviewed periodically to ensure that our benefits programs are adequate in light of competitive factors and cost considerations. These programs, which are available to all employees, include group insurance, vacation, tuition reimbursement and contribution matching gift plans. They are extended to executives on the same basis as other employees.

     Retirement benefits are delivered through tax-qualified defined benefit and defined contribution plans and nonqualified defined contribution plans. Executive officers are beneficiaries of these qualified programs on the same basis as other employees, and in the nonqualified programs, on the same basis as other officers in accordance with the plans. Upon the recommendation of management, in November 2006 the compensation committee authorized the making of a number of amendments to the long-standing pension plan of the company. The amendments were adopted in February 2007 and included a so-called “soft freeze” eliminating any new enrollments of employees into the plan and a reduction in the growth of benefits effective April 1, 2007. These changes will assist us in controlling what had become an unacceptably high and rapidly increasing cost, while continuing to provide appropriate, competitive retirement benefits for our employees.

     Employment contracts are extended to executive level employees in exchange for loyal service, and agreements not to solicit or compete in the event of a termination of employment. The agreements provide for the executive’s position, compensation and benefits, including severance payments in the event of loss of position for other than cause. The agreements also impose confidentiality and non-solicitation obligations on the executive. In the event of a loss of position following a change in control of the corporation, significant separation benefits are triggered, including lump sum payments, option vesting acceleration and similar benefits. These agreements are detailed in the tables and narrative following this Compensation Discussion and Analysis. At its February 2007 meeting, the compensation committee completed a year long review of the executive employment agreements. The compensation committee determined, as it had in the past, that the terms of the agreements are consistent with competitive practice and are important to attracting and retaining executive talent. As a result, the compensation committee updated and renewed the agreements on largely the same terms that have existed for more than ten years.

Policy Regarding Code Section 162(m)

     Tax code section 162(m) limits the ability of public companies like First Midwest to deduct certain compensation in excess of $1 million paid to our chief executive officer or to other named executive officers. This limitation does not apply to compensation that qualifies as “performance-based.” In administering the “performance-based” portion of our executive compensation program (the STIC, stock options and PARS described above), the compensation committee intends generally to satisfy the requirements for deductibility under Section 162(m) and believes, based on current tax laws, that substantially all the payments under those awards will be deductible. In addition, the compensation committee believes it should retain the flexibility to manage the executive compensation program in accordance with the objectives outlined in the company’s compensation philosophy. Accordingly, some compensation may exceed the limitations or not meet the requirements for deductibility under Section 162(m).

2006 SUMMARY COMPENSATION TABLE

     The table and explanatory footnotes below summarize the total compensation paid or earned by our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers during 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value and
							Nonquali-
						Non-Equity	fied
						Incentive	Deferred
						Plan	Compensa-	All Other
Name and				Stock	Option	Compen-	tion	Compensa-
Principal		Salary (1)	Bonus (1)	Awards (2)	Awards (3)	sation (1)	Earnings (4)	tion (5)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
John M. O’Meara,	2006	$643,000	$-	$556,121	$389,914	$472,028	$65,576	$475,566	$2,602,205
President & Chief
Executive Officer

Michael L. Scudder,	2006	$322,850	$-	$34,688	$107,168	$168,292	$16,341	$96,666	$746,005
Executive Vice
President & Chief
Financial Officer

Thomas J. Schwartz,	2006	$394,100	$-	$45,000	$148,408	$193,609	$45,501	$170,555	$997,173
Group President
Commercial Banking,
First Midwest
Bank

Mark M. Dietrich,	2006	$223,900	$5,000	$15,267	$73,664	$110,274	$53,208	$72,839	$554,152
Group Executive
Vice President
& Chief Operations
Officer, First
Midwest Bank

Janet M. Viano,	2006	$209,900	$5,000	$14,384	$60,517	$94,983	$24,933	$46,154	$455,871
Group President
Retail Banking,
First Midwest
Bank

Notes:

(1)	The amounts in columns (c), (d) and (g) include amounts deferred at the direction of the named executive officer, if elected, pursuant to the qualified and, if applicable, nonqualified defined contribution retirement plans. The amounts in column (d) and (g) relate to the year shown but were paid in February of the succeeding year. For additional information regarding amounts deferred in the current year, please refer to the Nonqualified Deferred Compensation table on page 27.

(2)	The amounts in column (e) represent the dollar amount expensed for financial statement purposes with respect to the 2006 fiscal year for the fair value of restricted stock awards granted to each named executive officer in accordance with SFAS No. 123R, “Shared Based Payments.” Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amount for Mr. O’Meara reflects the full grant date value of his awards as required by SFAS 123R, because Mr. O’Meara satisfies the award’s “retirement age” provision which enables him to vest in the award upon termination of employment. Refer to the Grants of Plan-Based Awards table on page 21 for the full fair value of stock awards granted in 2006. These amounts reflect our accounting expense for these awards and do not correspond to the actual value, if any, that may be received by the named executive from these awards.

(3)	The amounts in column (f) represent the dollar amount expensed for financial statement purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each named executive officer, in 2006 as well as prior fiscal years, in accordance with SFAS No. 123R. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Refer to the Grants of Plan-Based Awards table on page 21 for the full fair value of option awards granted in 2006. These amounts reflect our accounting expense for these awards and do not correspond to the actual value, if any, that may be received by the named executive for these awards. The following table presents the fair value of unvested option awards expensed by the Company in 2006 for each named executive officer by year of grant:

	Unvested Option Award Fair Value Expensed in 2006 By Grant Year (a)
	2006	2005	2004	2003	Total
Name	($)	($)	($)	($)	($)
John M. O’Meara	$155,682	$184,165	$45,631	$4,436	$389,914
Michael L. Scudder	46,075	48,207	11,725	1,161	107,168
Thomas J. Schwartz	41,986	89,698	15,217	1,507	148,408
Mark M. Dietrich	29,815	33,956	9,001	892	73,664
Janet M. Viano	22,940	27,942	8,744	891	60,517

         Notes:

(a)	The fair value was determined in accordance with SFAS No. 123R on the date of grant using the Black-Scholes option-pricing model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock’s price volatility and dividend rate of the underlying stock, interest rates and the expected life of the options. The assumptions used to determine the fair value in each respective year of grant are presented in note 18 to the audited financial statements included in our 2006 Annual Report on Form 10-K.

(4)	The amounts in column (h) represent the actuarial increase in the present value of the named executive officer’s benefit under our qualified broad-based pension plan and was determined using the interest rate and mortality rate assumptions consistent with those used in our 2006 audited financial statements.

(5)	The following table presents the type and amounts for each component included in column (i). No amount has been included for perquisites and other personal benefits, except where the aggregate amount exceeds $10,000.

Contributions to Defined Contribution Retirement Plans

			Non-Qualified	Perquisites and
	Qualified	Non-Qualified	Pension	Other Personal
	Profit Sharing (a)	Profit Sharing (b)	Restoration (c)	Benefits
Name	($)	($)	($)	($)
John M. O’Meara	$15,950	$56,116	$387,420	$16,080	(d)
Michael L. Scudder	15,950	16,771	63,945	-
Thomas J. Schwartz	15,950	22,818	113,021	18,766	(e)
Mark M. Dietrich	15,950	6,859	50,030	-
Janet M. Viano	15,194	5,313	25,647	-

         Notes:

(a)	Amounts represent a 2% company match and a discretionary 5.25% company profit sharing contribution on eligible compensation under the tax-qualified savings and profit sharing plan subject to compensation limitations under the Internal Revenue Code.

(b)	Amounts represent a 2% company match and a discretionary 5.25% company profit sharing contribution on eligible compensation that would have accrued under the tax-qualified savings and profit sharing plan, but for the limitations under the Internal Revenue Code.

(c)	Represents the present value of amounts that would have accrued to the named executive officer during 2006 under the actuarially-based pension formula of the qualified pension plan but for the compensation limitations of the Internal Revenue Code.

(d)	Represents amounts paid to or for the benefit of Mr. O’Meara for annual automobile allowance and annual premiums paid on supplemental long-term disability policy established in 2002 for the benefit of Mr. O’Meara.

(e)	Represents amounts paid to Mr. Schwartz for annual automobile allowance and amounts paid by the company on behalf of Mr. Schwartz for country club dues. The club membership is maintained for business entertainment but may be used for personal use. The entire amount of club dues has been included, although we believe that only a portion of this cost represents a perquisite.

2006 GRANTS OF PLAN-BASED AWARDS

     The following table and explanatory footnotes provide information with regard to the potential cash award opportunity for 2006 under our STIC program and with respect to stock options and restricted stock awards granted during 2006.

(a)	(b)	(c)			(d)	(e)		(f)	(g)	(h)
						All Other
						Option
					All Other	Awards:
					Stock	Number
		Estimated Possible Payouts			Awards:	of		Exercise		Grant Date
		Under Non-Equity Incentive			Number	Securities		or Base		Fair Value
		Plan Awards (1)			of Shares	Under-		Price of	Closing	of Stock
					of Stock	lying		Option	Market	and Option
	Grant	Threshold	Target	Maximum	or Units (2)	Options (3)		Awards (3)	Price	Awards (4)
Name	Date	($)	($)	($)	(#)	(#)		($/Sh)	($/Sh)	($)
John M. O’Meara	N/A	$172,984	$385,800	$578,800
	02/22/06					71,086	(5)	$33.92	$34.03	$440,065
	08/16/06				14,276					520,788

Michael L. Scudder	N/A	$60,244	$129,140	$193,710
	02/22/06					19,631	(5)	$33.92	$34.03	$121,527
	08/16/06				3,379					123,266
	09/28/06					2,344	(6)	38.46	38.56	4,771

Thomas J. Schwartz	N/A	$72,396	$157,640	$236,460
	02/22/06					19,171	(5)	$33.92	$34.03	$118,680
	08/16/06				4,384					159,928

Mark M. Dietrich	N/A	$41,779	$89,560	$134,340
	02/22/06					13,614	(5)	$33.92	$34.03	$84,279
	08/16/06				1,487					54,246

Janet M. Viano	N/A	$39,167	$83,960	$125,940
	02/22/06					10,210	(5)	$33.92	$34.03	$63,206
	08/16/06				1,401					51,108
	12/14/06					2,495	(6)	37.87	38.02	6,207

Notes:

(1)	Amounts in column (c) reflect the range of possible payouts under the short-term incentive compensation plan.

(2)	All other stock awards represent restricted stock units awarded to Mr. O’Meara (which may be settled in shares or cash at the election of Mr. O’Meara) and restricted stock awards granted to Messrs. Scudder, Schwartz, Dietrich and Ms. Viano. These awards were granted under the omnibus stock and incentive plan. All restricted stock awards vest in two equal annual installments from the date of grant (subject to accelerated vesting in connection with death, disability or a change in control). Mr. O’Meara’s award accelerates vesting upon his retirement from the company on or after obtaining the age of 60. As of December 31, 2006, Mr. O’Meara was 60 years of age. Prior to vesting, the named executive officers are entitled to receive dividend equivalent payments based on cash dividends paid on our common stock.

(3)	All other option awards were granted under the omnibus stock and incentive plan. Column (f) reflects the exercise price determined based on the average of the high and low sales price of the company’s common stock on the date of grant in accordance with the plan, and column (g) reflects the closing price on that day.

(4)	Amounts in column (h) represent the full fair value of the awards as of the date of grant as determined under SFAS 123R without regard to amounts expensed in 2006.

(5)	Amounts represent annual nonqualified stock option awards. Options have ten year terms and vest over three years in two equal annual installments beginning two years from the date of grant (subject to continued employment and accelerated vesting in connection with death, disability or a change in control), include reload features and are nontransferable except to family members, family trusts or partnerships.

(6)	Amounts represent reload nonqualified stock options. Reload stock options vest on the earlier of six months after the reload grant date or thirty days before the expiration of the underlying option for which the reload was granted (subject to continued employment). All reload stock options become fully exercisable in connection with death, disability or change in control. The term of a reload stock option is the same as the remaining term of the underlying nonqualified option being exercised but is subject to cancellation if the recipient sells any shares of our common stock during the six months after the grant date or any of the shares acquired upon the underlying option exercise. Reload stock options are nontransferable except to family members, family trusts or partnerships.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

     The following table and explanatory footnotes provide information regarding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2006. All values in the table are based on a market value for our common stock of $38.68, the closing price on December 29, 2006, the last trading day of 2006, as reported by Nasdaq. Information regarding when unvested awards are scheduled to vest, subject to continued employment and acceleration in the event of death, disability or change in control, is set forth in the footnotes below.

	Option Awards					Stock Awards
								Market
		Number of				Number of		Value of
	Number of	Securities				Shares or		Shares or
	Securities	Underlying				Units of		Units of
	Underlying	Unexercised		Option		Stock That		Stock
	Unexercised	Options		Exercise	Option	Have Not		That Have
	Options	(#)		Price	Expiration	Vested		Not Vested
Name	(#) Exercisable	Unexercisable		($)	Date	(#)		($)
John M.						14,276	(1)	$552,196
O’Meara		71,086	(2)	$33.92	02/22/16
		68,903	(3)	33.61	02/23/15
	2,568	2,567	(4)	32.75	05/20/14
	23,109	23,108	(5)	32.72	02/24/14
	53,476			26.26	02/19/13
	38,736			28.70	02/20/12
	5,601			31.01	08/18/09
	6,448			31.01	02/17/09
	12,397			31.01	02/18/08
	7,948			31.01	02/19/07

Michael L.						3,379	(1)	$130,700
Scudder		19,631	(2)	$33.92	02/22/16
		17,940	(3)	33.61	02/23/15
	601	601	(4)	32.75	05/20/14
	6,010	6,010	(5)	32.72	02/24/14
	13,997			26.26	02/19/13
	1,673			29.25	08/21/12
	7,998			28.70	02/20/12
	9,534			22.50	02/21/11
	10,598			18.40	02/16/10
	1,189			21.83	08/18/09
	2,973			18.55	02/17/09
	468			21.70	02/18/08
		1,115	(6)	38.46	02/18/08
		1,229	(7)	38.46	02/19/07

	Option Awards					Stock Awards
								Market
		Number of				Number of		Value of
	Number of	Securities				Shares or		Shares or
	Securities	Underlying				Units of		Units of
	Underlying	Unexercised		Option		Stock That		Stock
	Unexercised	Options		Exercise	Option	Have Not		That Have
	Options	(#)		Price	Expiration	Vested		Not Vested
Name	(#) Exercisable	Unexercisable		($)	Date	(#)		($)
Thomas J.						4,384	(1)	$169,573
Schwartz		19,171	(2)	$33.92	02/22/16
		23,276	(3)	33.61	02/23/15
	780	780	(4)	32.75	05/20/14
	7,801	7,800	(5)	32.72	02/24/14
	9,084			26.26	02/19/13
	6,407			37.23	02/19/13
	5,898			37.23	02/20/12
	6,138			35.78	02/20/12
	3,919			35.78	02/21/11
	3,320			35.78	02/16/10
	981			35.78	08/18/09
	1,445			35.78	02/17/09
	1,389			35.78	02/18/08
	1,157			35.78	02/19/07

Mark M.						1,487	(1)	$57,517
Dietrich		13,614	(2)	$33.92	02/22/16
		12,632	(3)	33.61	02/23/15
	462	461	(4)	32.75	05/20/14
	4,614	4,614	(5)	32.72	02/24/14
	687			34.93	02/21/11
	1,875			30.27	02/16/10

Janet M.						1,401	(1)	$54,191
Viano		10,210	(2)	$33.92	02/22/16
		10,454	(3)	33.61	02/23/15
	448	448	(4)	32.75	05/20/14
	4,483	4,482	(5)	32.72	02/24/14
	10,741			26.26	02/19/13
	8,625			28.70	02/20/12
	10,005			22.50	02/21/11
	7,458			18.88	05/17/10
		1,115	(8)	37.87	05/17/10
	1,147			34.16	02/16/10
	858			34.16	02/17/09
		329	(8)	37.87	02/17/09
		1,051	(8)	37.87	02/18/08

Notes:

(1)	Restricted stock units and awards vest in two equal annual installments with vesting dates of August 16, 2007 and August 16, 2008.

(2)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with vesting dates of February 22, 2008 and February 22, 2009.

(3)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with vesting dates of February 23, 2007 and February 23, 2008.

(4)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with remaining vesting date of May 20, 2007.

(5)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with remaining vesting date of February 24, 2007.

(6)	Reload stock options vest in full on the earlier of six months from the reload grant date or thirty days before the expiration date of the underlying option for which the reload was granted. The vesting date of the reload stock option is March 28, 2007.

(7)	Reload stock options vest in full on the earlier of six months from the reload grant date or thirty days before the expiration date of the underlying option for which the reload was granted. The vesting date of the reload stock option is January 19, 2007.

(8)	Reload stock options vest in full on the earlier of six months from the reload grant date or thirty days before the expiration date of the underlying option for which the reload was granted. The vesting date of the reload stock option is June 14, 2007.

2006 OPTION EXERCISES AND STOCK VESTED

     The following table and explanatory footnotes provide information with respect to amounts paid to or received by our named executive officers during 2006 as a result of the exercise of stock options.

	Option Awards			Stock Awards
	Number of			Number of
	Shares			Shares	Value
	Acquired on	Value Realized		Acquired on	Realized on
	Exercise	on Exercise (1)		Vesting	Vesting
Name	(#)	($)		(#)	($)
John M. O’Meara	832	$2,230		-	-
Michael L. Scudder	4,739	92,135	(2)	-	-
Thomas J. Schwartz	-	-		-	-
Mark M. Dietrich	10,747	104,837		-	-
Janet M. Viano	4,739	85,033	(2)	-	-

Notes:

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	The value realized was deferred by election of the named executives into the nonqualified stock option gain deferral plan in the form of 2,395 shares of common stock for Mr. Scudder and 2,244 shares for Ms. Viano. Refer to the Nonqualified Deferred Compensation section on page 26 for additional discussion regarding this plan.

PENSION BENEFITS

     We sponsor a noncontributory tax-qualified defined benefit retirement plan (pension plan) covering substantially all employees.

     The amount of the monthly pension benefit is based on the average monthly pension-eligible compensation and credited service of the participant. Average monthly compensation is the average of the highest sixty consecutive months of pay within the last one hundred twenty months of service and credited service is based on the period of employment with First Midwest, subject to limitations on services prior to 1980.

     Pension-eligible compensation consists of base salary, bonuses, incentive compensation, overtime and vacation pay, but excludes severance, and amounts realized from exercise of non-qualified stock options and the release of restricted stock/unit awards. Pension-eligible compensation is capped by tax laws applicable to tax-qualified pension plans. For 2006, this limit was $220,000.

     Any amounts that become ineligible due to the Internal Revenue Code limits are used to compute the pension restoration contribution to the nonqualified retirement plan as discussed further under Nonqualified Deferred Compensation on page 26.

     The pension plan provides for pension benefits under normal retirement (the attainment of age 65), early retirement (the attainment of age 55 with fifteen or more years of service), termination after five years of service, disability retirement after ten years of service and death before retirement with five or more years of service.

     As of year end 2006, the pension plan was designed to provide an annual pension benefit at normal retirement of 37.5% of final average pension-eligible compensation for a participant with thirty years of credited service. A participant may elect to have his/her benefit paid each month in the form of a single life annuity or one of several actuarially equivalent forms of payment, including a lump sum.

     Early retirement pension benefits are reduced by six percent for each of the first five years (ages 60-65) and by four percent for each of the next five years (ages 55-60) that the pension commencement date precedes the normal retirement age of 65. Of the named executive officers, Messrs. O’Meara, Schwartz and Dietrich are eligible for early retirement.

     In February 2007, we approved several changes to the pension plan which include the elimination of new enrollment of employees, a reduction of the rate for which future benefits grow effective April 1, 2007 and a modification to the number of months used in the determination of the monthly final average pay from sixty months to eighty-four months.

2006 PENSION BENEFITS

     The following table shows the present value of the accumulated benefit as of December 31, 2006 payable to each of the named executive officers, including the number of years of service credited to each named executive officer under our pension plan determined using interest rate and mortality rate assumptions consistent with those used in our 2006 audited financial statements.

		Number of	Present Value	Payments
		Years	of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
John M. O’Meara	Consolidated Pension Plan	27 (1)	$501,678	-
Michael L. Scudder	Consolidated Pension Plan	21	146,231	-
Thomas J. Schwartz	Consolidated Pension Plan	27 (1)	372,536	-
Mark M. Dietrich	Consolidated Pension Plan	27 (1)	413,095	-
Janet M. Viano	Consolidated Pension Plan	23	207,444	-

Notes:

(1)	Actual years of service with the company are 36 years for Mr. O’Meara, 35 years for Mr. Schwartz, and 33 years for Mr. Dietrich. Credited service is counted from the later of the date of employment or January 1, 1980 for employment with a First Midwest employer prior to the effective date of the pension plan (January 1, 1985).

NONQUALIFIED DEFERRED COMPENSATION

     We maintain two nonqualified deferred compensation plans, the nonqualified retirement plan and the nonqualified stock option gain deferral plan.

Nonqualified Retirement Plan

     The nonqualified retirement plan is a defined contribution deferred compensation plan under which participants are credited with deferred compensation equal to contributions and benefits based on amounts that would have accrued under our tax-qualified plans but for limitations under the Internal Revenue Code, and up to seventy-five percent of base salary and up to one hundred percent of annual bonus and auto allowance that the participant has elected to defer. Deferral elections are made by eligible participants in December of each year for amounts to be earned in the following year. Participant accounts are deemed to be invested in separate investment accounts in an irrevocable rabbi trust under the plan, with similar investment alternatives as those available under our tax-qualified 401(k) savings and profit sharing plan, including an investment account deemed invested in shares of company common stock. Participants are able to modify their investment elections monthly. Participant accounts are adjusted to reflect the investment return of the deemed investments. The table below shows the investment funds available under the retirement plan and their annual rate of return for the calendar year ended December 31, 2006, as reported by the trustee of the retirement plan.

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return
Wells Fargo Advtg Csh Inv MM	4.95%	American Funds Grth Fund of Amer R4	10.91%
Wells Fargo Advtg Short-term Bd	4.36%	Aston/Optimum Mid Cap N	20.92%
Dreyfus Bond Market Index	3.91%	Wells Fargo Advtg Opport	11.75%
Fidelity Advisor High Inc Advant	15.57%	Federated Mid Cap Grwth Strat	8.70%
American Funds American Balanced R4	11.78%	Wells Fargo Advtg Sm Cap Discp	18.89%
T. Rowe Price Equity-Income Adv	18.92%	Baron Small Cap	11.83%
Wells Fargo Advtg Index Admin	15.47%	Fidelity Advisor Overseas A	18.95%
Davis NY Venture A	15.12%	FMBI Stock Fund	13.50%

Nonqualified Stock Option Gain Deferral Plan

     In 1998 our board of directors adopted the nonqualified stock option gain deferral plan with the purpose to further stock ownership of certain key executives. This plan combines traditional deferred compensation arrangements with stock option exercise transactions by allowing eligible stock option participants to defer to a future date, the receipt of shares representing the value realized upon exercise of the underlying stock options. In response to the addition of Section 409A to the Internal Revenue Code, the stock option gain deferral plan is only available on a limited basis. Currently 26 stock option participants are eligible to participate, including the named executive officers. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Amounts deferred under the plan are denominated and paid in shares of common stock and are adjusted for dividends as if the dividends were reinvested in shares of common stock.

Distributions

     Under both nonqualified deferred compensation plans, payments begin after termination of employment and are payable at the participant’s election, either as a lump sum or in installments over a period not to exceed fifteen years. Earlier payment may be made upon showing of financial hardship to the satisfaction of the compensation committee. Distributions are paid in cash under the retirement plan and are paid as in-kind stock distributions under the stock option gain deferral plan. Payments to executive officers and others will be delayed as necessary to comply with Internal Revenue Code Section 409A.

2006 NONQUALIFIED DEFERRED COMPENSATION

     The following table summarizes the activity in each of the named executive’s deferred compensation accounts during 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
					Aggregate	Aggregate
		Executive	Company	Aggregate	Withdrawals/	Balance at
		Contributions	Contributions	Earnings in	Distributions	December 31,
	Plan	in 2006 (1)	in 2006 (2)	2006	in 2006	2006 (3)(4)
Name	Name	($)	($)	($)	($)	($)
John M.	Retirement Plan	$98,125	$443,536	$499,303	-	$4,702,580
O’Meara	Stock Option Gain Deferral	-	-	1,077,477	-	8,957,396
		$98,125	$443,536	$1,576,780	-	$13,659,976

Michael L.	Retirement Plan	$26,655	$80,716	$20,600	-	$363,308
Scudder	Stock Option Gain Deferral	92,135	-	13,011	-	191,702
		$118,790	$80,716	$33,611	-	$555,010

Thomas J.	Retirement Plan	$63,968	$135,839	$217,348	-	$1,828,156
Schwartz	Stock Option Gain Deferral	-	-	320,119	-	2,661,250
		$63,968	$135,839	$537,467	-	$4,489,406

Mark M.	Retirement Plan	$-	$56,889	$16,230	-	$285,767
Dietrich	Stock Option Gain Deferral	-	-	35,362	-	293,972
		$-	$56,889	$51,592	-	$579,739

Janet M.	Retirement Plan	$61,204	$30,961	$45,363	-	$443,967
Viano	Stock Option Gain Deferral	85,033	-	10,163	-	156,615
		$146,237	$30,961	$55,526	-	$600,582

Notes:

(1)	The amounts in column (c) for the retirement plan represent a portion of 2006 base salary or a portion of bonus and non-equity incentive awards earned in 2005, but paid in 2006, that were deferred by the named executive officer. The executive contributions into the retirement plan include the following amounts for each of the following named executives which is reported as compensation in the 2006 Summary Compensation Table on page 18: Mr. Scudder, $17,285; Mr. Schwartz, $44,115; and Ms. Viano, $26,980. The executive contributions in the stock option gain deferral plan represent the deferral of gains realized on the exercise of stock options during 2006 at the election of the named executive officer and are included in the amounts reported for each named executive officer in the 2006 Option Exercises and Stock Vested table on page 24.

(2)	Company contributions represent amounts that would have been contributed under the tax-qualified benefit plans, but for limitations under the Internal Revenue Code. The company contributions for each named executive officer to the retirement plan are included in All Other Compensation of the 2006 Summary Compensation Table on page 18.

(3)	Aggregate balances at December 31, 2006 reflect amounts accumulated from participant and company contributions, in the case of the retirement plan, and solely from participant contributions, in the case of the gain deferral plan, over the following years of participation in the nonqualified retirement plan: since 1989 for Messrs. O’Meara and Schwartz, 1999 for Mr. Scudder, 1996 for Mr. Dietrich and 2001 for Ms. Viano; and in the gain deferral plan, since the plan’s inception in 1998 for Messrs. O’Meara and Schwartz, since 2001 for Mr. Dietrich, and since 2004 for Mr. Scudder and Ms. Viano. The following table presents those amounts included in the aggregate deferred compensation balances for each named executive officer as of December 31, 2006 that have been reported in prior proxy statements filed with the Securities and Exchange Commission for the fiscal year in which earned:

	Proxy Location of Amounts Previously Reported
	Summary
	Compensation	Pension	Option Exercise
	Table	Discussion	Table	Total
Name	($)	($)	($)	($)
John M. O’Meara	$1,352,943	$1,496,012	$5,257,814	$8,106,769
Michael L. Scudder	104,451	102,506	88,316	295,273
Thomas J. Schwartz	260,409	325,181	689,043	1,274,633
Mark M. Dietrich	19,514	122,595	87,841	229,950
Janet M. Viano	-	-	-	-

(4)	As of December 31, 2006, aggregate balances in the retirement plan and stock option gain deferral plan equate to stock ownership in the company of 231,577 shares for Mr. O’Meara, 4,956 shares for Mr. Scudder, 83,381 shares for Mr. Schwartz, 7,600 shares for Mr. Dietrich and 6,661 shares for Ms. Viano.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     We have entered into agreements and maintain plans covering our executive officers that will require the company to provide incremental compensation in the event of involuntary termination of employment or a change in control. We describe these obligations below.

Overview

     We have entered into employment agreements with each of our named executive officers. These agreements have been in place for many years, in most instances since 1997, and provide for automatic annual renewal. The agreements set forth the executive’s title and responsibilities and the executive’s pay, confidentiality and non-solicitation commitments by the executive and payments, if any, to be made to the executive upon termination of employment. Termination of employment also impacts stock option and restricted stock awards we have made, as well as benefits payable under our employee benefit plans.

     The following discussion takes each termination of employment situation – voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death and disability – and a change in control of the company, and describes the additional amounts that the company would pay or provide to the executive officer or the officer’s beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with Securities and Exchange Commission rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2006 and that the value of a share of our stock on that day was $38.68, the closing price on December 29, 2006, the last trading day of 2006.

     In addition, the following discussion and amounts do not include the payments and benefits which are not enhanced by the termination of employment or change in control. These payments and benefits include:

  Benefits accrued under our qualified savings and profit sharing plan and qualified pension plan in which all employees participate;

  Accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;

  Balances accrued under the nonqualified retirement plan and nonqualified gain deferral plan as more fully described on page 26; and

  Stock options which have vested and become exercisable prior to the employment termination or change in control.

     For convenience, the payments and benefits described above are referred to in the following discussion as the executive officer’s “vested benefits.”

Voluntary Resignation

     We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, unless the executive’s age and years of service qualify for special provisions applicable for retirement. Except for Mr. O’Meara, none of our executives have qualified upon any retirement provisions as of December 31, 2006. Had Mr. O’Meara resigned on December 31, 2006, he would have vested in his 14,276 unvested restricted stock units having a value of $552,196 based on the year-end value of $38.68 per share.

     Under the confidentiality commitments in the employment agreement, the executive is required to not disclose our confidential information or use it for another’s benefit. In addition, the executive may not solicit any of our clients or customers to not do business with us or solicit any of our employees to leave us. These non-solicitation provisions apply for one year after termination of employment; two years for Mr. O’Meara.

Discharge for Cause

     We are not obligated to pay any amounts over and above vested benefits if an executive officer’s employment terminates because of discharge for cause and the executive is bound by the confidentiality and non-solicitation commitments. The executive officer’s right to exercise vested options expires upon discharge for cause, and, if the cause is fraud or embezzlement of funds, benefits under the nonqualified gain deferral plan are subject to forfeiture. In general, a discharge will be for cause if the executive has intentionally failed to perform his or her duties, engaged in illegal or gross misconduct that harms the company or been convicted of a felony involving moral wrongdoing.

Death or Disability

     We provide our employees, including our executive officers, with group life and disability insurance coverage. The group life insurance benefit is a multiple of base salary ranging from two times to four times base salary and is subject to limits contained in the policy. The disability benefit is a monthly benefit, paid until age 65, equal to two-thirds of base salary at the time of disability. In addition, Mr. O’Meara is a party to a key man split dollar life insurance agreement with residual benefits to be paid to his beneficiary. These benefits would be paid to the named executives or beneficiary, in addition to the vested benefits, in the event of death or disability. The amount of the payments assuming death or disability on December 31, 2006 are set forth in the table below.

		Disability Benefits
	Life Insurance	Monthly	Months to Age
	(Death) Benefit	Amount	65	Total Payment
Name	($)	($)	(#)	($)
John M. O’Meara	$749,000	$25,000	49	$1,225,000
Michael L. Scudder	980,000	17,937	223	3,999,951
Thomas J. Schwartz	473,000	20,000	92	1,840,000
Mark M. Dietrich	600,000	12,440	69	858,360
Janet M. Viano	600,000	11,662	163	1,900,906

     We have provided that all unvested stock options and restricted stock awards become vested in the event of the death or disability of the employee, including our executive officers. The following table summarizes the unvested stock options and restricted stock awards that would have vested on December 31, 2006 if the executive’s employment terminated that day due to death or disability.

	Stock Options		Restricted Stock Awards
	Number (1)	Value (2)	Number (3)	Value (4)
Name	(#)	($)	(#)	($)
John M. O’Meara	165,664	$840,769	14,276	$552,196
Michael L. Scudder	46,526	224,329	3,379	130,700
Thomas J. Schwartz	51,027	260,416	4,384	169,573
Mark M. Dietrich	31,321	159,103	1,487	57,517
Janet M. Viano	28,089	133,027	1,401	54,191

Notes:

(1)	Total number of unvested options as of December 31, 2006.

(2)	Difference between $38.68 stock value on December 31, 2006 and exercise price for each option. All options may be exercised at any time during the three years after employment termination due to death or disability.

(3)	Total number of unvested restricted shares or share units as of December 31, 2006.

(4)	Value of shares based on $38.68 stock value on December 31, 2006.

Discharge Not For Cause; Resignation Due to Constructive Discharge

     Our employment agreements obligate the company to pay severance benefits if an executive officer’s employment is involuntary terminated other than for cause and the confidentiality and non-solicitation commitments bind the executive. The executive is also required to execute a general release of claims as a condition to receiving severance benefits. This scenario includes the resignation by the executive under circumstances that constitute constructive discharge, except in this case; the non-solicitation commitments do not apply. Constructive discharge will generally arise if the executive determines we have breached the employment agreement by not maintaining his or her appointed positions, power and authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or required the executive to move to an office location more than eighty miles from his or her current location.

     Our primary obligation in these circumstances is to continue the executive’s salary and participation in medical plans for a defined severance period and to pay a pro rata annual bonus for the year employment terminates. We will also provide outplacement assistance. The severance period is one year for Mr. O’Meara and six months for the other executive officers. The severance period may be extended for up to six months at our discretion if the officer is not otherwise employed at the end of the initial one-year or six-month severance period.

     The following table summarizes the severance benefits that would be payable to the named executive officers had employment terminated involuntarily on December 31, 2006.

	Salary Continuation
			Total		Medical/
	Monthly	No. of	Salary	Pro-Rated	Benefits
	Amount	Months	Continuation	Annual Bonus (1)	Outplacement (2)	Total
Name	($)	(#)	($)	($)	($)	($)
John M. O’Meara	$53,583	12	$643,000	$385,800	$85,692	$1,114,492
Michael L. Scudder	26,904	6	161,424	129,140	44,334	334,898
Thomas J. Schwartz	32,842	6	197,052	157,640	51,558	406,250
Mark M. Dietrich	18,658	6	111,948	89,560	31,134	232,642
Janet M. Viano	17,492	6	104,952	83,960	29,454	218,366

Notes:

(1)	Pro-rated annual bonus based on target bonus for year of termination and number of days elapsed at date of termination. Amount reflects full 2006 target bonus since termination is presumed to occur on last day of year.

(2)	Reflects amount of health benefit continuation (COBRA) premium paid by the company during salary continuation period and outplacement services estimated to be 12% of annual base salary.

     In addition, because Mr. O’Meara has qualified for the special retirement provisions, he would also vest in 14,276 unvested restricted stock units having a value of $552,196 at December 31, 2006.

Change in Control

     We have special provisions in our employment agreements and plans in the event of a change in control of our company. In general, a change in control will occur if a person or group acquires more than ten percent of our voting stock, there is an unwelcome change in a majority of the members of our board of directors, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than half of the members of the board of the merged company were not members of our board.

     The severance benefits under our employment agreements are enhanced in the event of involuntary termination (including constructive discharge) upon or within three years of a change in control and the confidentiality commitments apply. For this purpose, resignation by the executive for any reason after completion of a one-year post-change in control transition period will qualify as constructive discharge. The enhanced benefits consist of a lump sum payment of approximately three years’ pay in Mr. O’Meara’s case and two years’ pay for the other executives. The employment agreements also provide for a gross-up payment should the executive be subject to the excise tax on golden parachute payments under the Internal Revenue Code. In addition, all unvested stock options and restricted stock awards vest in full upon a change in control, whether or not the executive’s employment terminates. The table below summarizes the additional payments we would be obligated to make if a change in control and the executive’s employment terminated on December 31, 2006.

	Severance Payments			Equity Awards
			Total	Options		Restricted Stock
	Cash	Gross-Up	Severance					Total Equity
	Lump Sum	Payment	Payments	Number (1)	Value (2)	Number (3)	Value (4)	Value
Name	($)	($)	($)	(#)	($)	(#)	($)	($)
John M. O’Meara	$4,828,812	$2,175,348	$7,004,160	165,664	$840,769	14,276	$552,196	$1,392,965

Michael L. Scudder	1,202,200	480,332	1,682,532	46,526	224,329	3,379	130,700	355,029

Thomas J. Schwartz	1,530,625	580,440	2,111,065	51,027	260,416	4,384	169,573	429,989

Mark M Dietrich (5)	861,144	-	861,144	31,321	159,103	1,487	57,517	216,620

Janet M. Viano	749,094	284,267	1,033,361	28,089	133,027	1,401	54,191	187,218

Notes:

(1)	Total number of unvested options as of December 31, 2006.

(2)	Difference between $38.68 stock value on December 31, 2006 and exercise price for each option. All options may be exercised at any time during the three years after employment termination due to change in control.

(3)	Total number of unvested restricted shares or share units as of December 31, 2006.

(4)	Value of shares based on $38.68 stock value on December 31, 2006.

(5)	Mr. Dietrich retired on January 19, 2007 after 32 years of service. In connection with his retirement, Mr. Dietrich entered into a Retirement and Consulting Agreement with the company and the company agreed to pay him a $250,000 retirement payment and an annual consulting payment of $9,600 until age 65 (an aggregate $54,400).

DIRECTOR COMPENSATION

     We use a combination of cash and share-based compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties and comparative data regarding director compensation of our peers.

Cash Compensation

     For 2006, non-employee members of the board received an annual retainer of $20,000, payable quarterly, and a $1,000 fee for each board meeting attended. Non-employee chairpersons of board committees received an additional $2,000 annual retainer, payable quarterly. Non-employee committee members, including the chairperson, also receive a $1,000 fee for each committee meeting attended. Non-employee directors are also reimbursed for expenses they incur to travel to board meetings. Employees who are members of the board receive no compensation for serving on the board.

Equity-Based Compensation

     The non-employee directors’ stock option plan provides for the granting of nonqualified stock options for shares of company common stock to non-employee board members. Stock options are granted annually at the first regularly scheduled board meeting held in each calendar year. Directors first elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. The number of options granted is based on the average cash compensation earned in the preceding year and is translated into a market award opportunity by applying a variation of the Black-Scholes pricing model. The exercise price of the options is equal to the average of the high and low sales price of common stock on the date of grant. All annually awarded and pro-rated options have a term of ten years from the date of grant and become exercisable one year from the grant date subject to accelerated vesting in the event of end of board service, death, disability or a change in control, as defined in the plan. The options are nontransferable except to family members, family trusts or partnerships and include reload features. Information relating to the reload feature can be found on page 21.

Deferred Compensation Plan for Non-Employee Directors

     The deferred compensation plan for non-employee directors allows non-employee directors to defer receipt of either fifty or one hundred percent of any director fees and retainers. Deferral elections are made by eligible participants in December of each year for amounts to be earned in the following year. Participant accounts are deemed to be invested in separate investment accounts under the plan, with the same investment alternatives as those available under the our nonqualified retirement plan, including an investment account deemed invested in shares of company common stock. Participant accounts are adjusted to reflect the investment return related to such deemed investments. Participants are able to modify their investment elections monthly. [For a list of the funds available for investment under the plan and the investment returns for the year ended December 31, 2006, refer to the fund table presented under the heading Nonqualified Retirement Plan on page 26.] Deferred director fees and retainers are payable at the director’s election, either as a lump sum or in installments over a period not to exceed fifteen years. Payments under this plan begin at the date specified by the director or upon cessation of service as a director.

2006 DIRECTOR COMPENSATION

     The following table summarizes the compensation paid by us to non-employee directors during 2006.

(a)	(b)	(c)	(d)	(e)
	Fees
	Earned
	or Paid in	Option	All Other
	Cash (1)	Awards (2)(3)	Compensation (4)	Total
Name	($)	($)	($)	($)
Vernon A. Brunner	$2,554	$1,068	-	$3,622
Bruce S. Chelberg	42,000	18,231	-	60,231
Joseph W. England	38,000	18,231	-	56,231
Brother James Gaffney	29,000	18,231	$2,000	49,231
Thomas M. Garvin	34,000	18,231	2,500	54,731
Patrick J. McDonnell	35,000	18,231	-	53,231
Robert P. O’Meara	25,000	27,699	-	52,699
John E. Rooney	36,000	18,231	-	54,231
Ellen A. Rudnick	28,000	21,376	-	49,376
John L. Sterling	30,000	18,231	-	48,231
J. Stephen Vanderwoude	41,000	18,231	-	59,231

Notes:

(1)	Includes amounts deferred at the election of the directors’ pursuant to our directors’ deferred compensation plan.

(2)	The amounts in column (c) represent the dollar amount expensed for financial statement purposes with respect to the 2006 fiscal year for the fair value of stock options granted to non- employee directors, in 2006 and 2005, in accordance with SFAS No. 123R. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service- based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value, if any, that may be received by the directors from these awards.

The fair value of options granted was determined on the date of grant using the Black-Scholes option-pricing model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock’s price volatility and dividend rate of the underlying stock, interest rates and the expected life of the options. The assumptions used are set forth in note 18 to the 2006 audited financial statements included in our 2006 Annual Report on Form 10- K.

In 2006, each non-employee director (excluding Mr. Brunner) was granted options to purchase 2,920 shares of our common stock at an exercise price of $33.92 per share. The fair value of the options totaled $18,105 per grant or $6.20 per share. Mr. Robert O’Meara was also awarded 2,788 reload options at an exercise price of $36.60 and a fair value of $7,009. Upon appointment to the board of directors on November 15, 2006, Mr. Brunner was granted options to purchase 1,277 shares of company common stock at an exercise price of $38.79. The fair value of Mr. Brunner’s award was $8,473.

(3)	Aggregate number of stock options outstanding as of December 31, 2006 for each director is as follows: Mr. Brunner, 18,193; Mr. Chelberg, 22,363; Mr. England, 22,363; Brother Gaffney, 20,328; Mr. Garvin 13,401; Mr. McDonnell, 12,346; Mr. Robert O’Meara, 8,221; Mr. Rooney, 5,955; Ms. Rudnick, 4,287; Mr. Sterling 16,058; and Mr. Vanderwoude, 18,032. Included in Mr. Brunner’s stock options outstanding are 16,916 options from when he previously served on the board from 1997 – 2005.

(4)	Amounts in column (d) represent amounts paid under our matching gift donation program to eligible educational institutions designated by the applicable director.

2007 DIRECTOR COMPENSATION

     Based on a review of comparative market data, in February 2007 the board approved changes to the director compensation program. Beginning in 2007, the cash component of the director compensation program eliminates meeting fees and uses a fixed retainer of $40,000 for each non-employee director, with additional retainers of $8,000 for the audit committee chairman, $4,000 for each audit committee member and $4,000 for each other committee chairman. Beginning in 2008, the equity component will be based on a value of $56,000.

IX.   AUDIT COMMITTEE REPORT

     In accordance with its charter, the audit committee (“we” or the “committee”) is responsible for assisting the board in its oversight of the integrity of the company’s financial statements and systems of internal control over financial reporting, the company’s compliance with legal and regulatory requirements relating to financial reporting and disclosure, the independence and qualifications of the independent auditors, and the performance of the independent auditors and the company’s internal audit function.

     In carrying out our oversight responsibilities, we rely on the expertise and knowledge of management, the independent auditors and the internal auditors. Management is responsible for determining that its financial statements are complete, accurate and in accordance with U.S. generally accepted accounting principles. Management, in conjunction with the internal auditors, is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the company’s financial statements. It is not the duty of the committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles, or to conduct investigations or other types of auditing or accounting reviews or procedures.

     We meet regularly in private sessions with the independent auditors, the internal auditors and the company’s chief financial officer, each of who has unrestricted access to the committee.

     We have considered and discussed the audited financial statements with management and the independent auditors. We have also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. We have received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have discussed such matters with the independent auditors. Finally, we have established policies and procedures regarding the pre-approval of all services provided by the independent auditors, have reviewed the audit and non-audit services performed by the independent auditors and considered whether such services are compatible with maintaining the auditors’ independence, and discussed the auditors’ independence with the auditors.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in its charter, we have recommended to the board and the board has approved that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

     Joseph W. England, Chairman
     Bruce S. Chelberg
     Patrick J. McDonnell
     John E. Rooney
     J. Stephen Vanderwoude

X.   OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of these reports.

     Based solely on a review of the Section 16(a) reports furnished to us and written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors were complied with during fiscal 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

     During fiscal year 2006, the following individuals served as members of our compensation committee: Thomas M. Garvin, John L. Sterling and J. Stephen Vanderwoude. None of these individuals has ever served as an officer or employee of First Midwest or any of our subsidiaries or has any relationships with First Midwest or any of our subsidiaries requiring specific disclosure under “Other Transactions” below. The compensation committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

Other Transactions

     During 2006, First Midwest and our banking subsidiary, engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. All loans, loan commitments and other banking services in connection with these transactions were in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the company and did not involve more than the normal risk of collectibility or present other unfavorable features.

     In addition, Brian J. O’Meara, our Director of Marketing, is the son of John M. O’Meara and earned more than $120,000 in 2006.

Review of Related Person Transactions

     In February 2007, the board of directors adopted a policy for review, approval and monitoring of transactions involving the company and “related persons” (generally directors and executive officers or their immediate family members, or stockholders owning five percent or greater of our outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant Securities and Exchange Commission rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

Policy

     Under the policy, the nominating and corporate governance committee is responsible for reviewing and approving (or ratifying) all reportable transactions with any related party. In considering the transaction, the nominating and corporate governance committee will take into account all relevant factors including whether the transaction is on terms comparable to those available to an unaffiliated third-party. In connection with any approval or ratification of a transaction, the nominating and corporate governance committee will also determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. The board has delegated to the chairman of the nominating and corporate governance committee the authority to pre-approve or ratify any transaction with a related person involving an amount up to $500,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity and certain ordinary course of business banking transactions shall be deemed to be pre-approved by the nominating and corporate governance committee.

Procedures

  To identify related person transactions, each year, we submit and require our directors and officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. In addition, our Code of Ethics and Standards of Conduct, as well as the Code of Ethics for Senior Financial Officers, contain provisions which address conflicts of interest and require reporting to the corporate secretary.

  If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

  The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified at the next regularly scheduled nominating and corporate governance committee meeting.

  If a transaction will be ongoing, the nominating and corporate governance committee may establish guidelines for management to follow in its ongoing dealings with the related person. Additionally, the nominating and corporate governance committee will review transactions annually to determine whether they continue to be in compliance with policy guidelines and remain appropriate.

     The 2006 compensation of Brian J. O’Meara referred to above was not approved pursuant to the policy, as the policy was not in place during 2006.

INDEPENDENT AUDITORS

     The audit committee has retained Ernst & Young LLP as our independent registered public accounting firm to audit the company’s financial statements for the fiscal year ended December 31, 2007. In making this appointment, the audit committee considered whether the audit and non-audit services that Ernst & Young provides to us are compatible with Ernst & Young maintaining its independence as auditors.

     The audit committee has adopted a policy and procedures regarding the pre-approval of all services provided by the independent auditors. Under the policy, all audit services and related fees require the specific approval of the audit committee. For audit related services, tax services and all other services, the audit committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent management requests services other than these pre-approved services, or beyond the dollar thresholds, the audit committee must specifically approve the services. Further, under the policy, the independent auditors are prohibited from performing the non-audit services identified by the Securities and Exchange Commission as prohibited. The policy requires management to provide to the audit committee on a quarterly basis a summary of all services performed by the independent auditors.

Independent Auditor Fee Information

     The following table summarizes fees billed to us by Ernst & Young during 2006 and 2005:

Description of Service	2006	2005
Audit Fees	$685,000	$612,500
Audit-Related Fees	215,000	87,500
Tax Fees	29,050	26,625
All Other Fees	2,500	2,500
Total	$931,550	$729,125

     Audit fees include fees related to the audit of our financial statements and internal control over financial reporting and review of our Annual Report on Form 10-K and quarterly reports on Form 10-Q. Audit-related fees relate to the audit of our benefit plans, services related to the acquisition of Bank Calumet and consultation regarding technical accounting and reporting matters. Tax fees include tax return review services and tax advice and planning. All other fees relate to the use of an on-line accounting and tax research service.

     We expect a representative of Ernst & Young to attend the annual meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Other Auditors

     The board has retained Crowe, Chizek and Company LLC to perform certain internal audit services for us for the fiscal year ending December 31, 2007.

CODE OF ETHICS AND STANDARDS OF CONDUCT

     We have adopted a Code of Ethics and Standards of Conduct applicable to all directors, officers and employees. This code is intended to promote honest and ethical conduct and compliance with applicable laws, rules and regulations. All employees are required to certify that they have reviewed and are familiar with the code. In addition, all officers are required annually to certify compliance with the code. Waivers of the code for executive officers are required to be disclosed to the chairman of the nominating and corporate governance committee of the board of directors. We have also adopted a Code of Ethics for Senior Financial Officers that is intended to complement the Code of Ethics and Standards of Conduct and to promote full and proper disclosure of financial information. The Code of Ethics and Standards of Conduct and the Code of Ethics for Senior Financial Officers are available on our website at www.firstmidwest.com. We will post any material amendments to, or waivers from, our codes on our website within four days following the date of such amendment or waiver.

     In addition, as required under Sarbanes-Oxley Act of 2002, the audit committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

INCORPORATION BY REFERENCE

     To the extent this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission), will not be deemed incorporated, unless specifically provided otherwise in such filing. This proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

STOCKHOLDER PROPOSALS

     Our 2008 annual meeting is scheduled for May 14, 2008. If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by December 7, 2007. Proposals should be addressed to the company’s corporate secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143.

NOTICE OF BUSINESS TO BE CONDUCTED AT MEETING

     Our Restated Certificate of Incorporation provides that no business may be brought before an annual meeting of stockholders unless specified in the notice of meeting, otherwise brought before the meeting by or at the direction of the board of directors or brought by a stockholder who has notified us (containing certain information specified in the Restated Certificate of Incorporation) not less than 120 or more than 180 days before the date of the meeting. If we provide less than 130 days notice or public disclosure of the date of an annual meeting, then a stockholder may bring business before that meeting if we receive notice from that stockholder within 10 days of our notice or public disclosure. Public notice is deemed to have been given more than 130 days in advance of the annual meeting if we previously disclosed in our by-laws or otherwise that the annual meeting in each year is to be held on a certain date.

     A copy of the full text of the provisions discussed above may be obtained from the Corporate Secretary, First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

By order of the board of directors:

Barbara E. Briick
Senior Vice President and
Corporate Secretary

FIRST MIDWEST BANCORP, INC.
PROXY

Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders to be Held May 16, 2007

The undersigned hereby appoints Michael L. Scudder, Barbara E. Briick and Andrea L. Stangl, or any of them acting individually, each with full power of substitution, to represent and act as proxies of the undersigned, and to vote, as designated on the reverse side, all shares of First Midwest Bancorp, Inc. (the “Company”) Common Stock held of record by the undersigned at the close of business on March 19, 2007 at the Annual Meeting of Stockholders of the Company to be held on May 16, 2007 or any adjournment or postponement thereof as fully as the undersigned might or could do if personally present.

If shares of the Company’s Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attached to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective trustee of each applicable Voting Plan to vote in the undersigned’s name and/or account under such Voting Plan, as designated on the reverse side, all shares of the Company’s Common Stock subject to voting direction by the undersigned at the 2007 Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted (i) FOR the election of all Nominees for Director; and (ii) as to any other item of business as may properly come before the 2007 Annual Meeting of Stockholders or any adjournment or postponement thereof, at the discretion of the named proxies.

(Continued, and to be signed and dated, on the reverse side)

One Pierce Place, Suite 1500
Itasca, IL 60143

OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 15, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by First Midwest Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 15, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to First Midwest Bancorp, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	FRSTM1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST MIDWEST BANCORP, INC.

The Board of Directors Recommends a Vote FOR the Directors

1.	ELECTION OF DIRECTORS:
	Nominees:		For	Against	Abstain			For	Against	Abstain

	1a)	Vernon A. Brunner	☐	☐	☐	1c)	John L. Sterling	☐	☐	☐

	1b)	Brother James Gaffney	☐	☐	☐	1d)	J. Stephen Vanderwoude	☐	☐	☐

The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a respective capacity should give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date